Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-122934, 333-167016, 333-232165, and 333-259036 on Form S-8 of our report dated June 23, 2023, relating to the financial statements and supplemental schedules of WEX Inc. Employee Savings Plan appearing in this Annual Report on Form 11-K for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
June 23, 2023